AMENDMENT NO. 1 TO THE
INVESTMENT ADVISORY AGREEMENT
This Amendment No. 1 (the “Amendment”) is made as of the 9th day of January 2025 by and between Advisor Managed Portfolios, a Delaware statutory trust (the “Trust”), on behalf of Regan Total Return Income Fund (the “Fund”), and Regan Capital, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust and the Advisor desire to amend the Investment Advisory Agreement made between them on November 8, 2023 (the “Agreement”) to update Schedule A of the Agreement; and
WHEREAS, the parties desire to amend the Agreement to amend the investment advisory fees payable to the Advisor; and
WHEREAS, disinterested Trustees of the Trust and the full Board of Trustees have separately approved this Amendment in person at a meeting of the Board of Trustees on November 21, 2024.
NOW, THEREFORE, the parties agree as follows:
Schedule A of the Agreement is hereby superseded and replaced with Schedule A attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISOR MANAGED PORTFOLIOS        REGAN CAPITAL, LLC

/s/ Russell Simon	/s/ Skyler Weinand
NAME: Russell Simon	NAME: Skyler Weinand
TITLE: President	TITLE: Managing Member

SCHEDULE A
To the
INVESTMENT ADVISORY AGREEMENT
With
Regan Capital, LLC

Series of Advisor Managed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date
Regan Total Return Income Fund	0.85%	February 1, 2025